Exhibit 99.1

Bruker Reports Second Quarter 2015 Financial Results

BILLERICA, Mass. — August 5, 2015 — Bruker Corporation (NASDAQ: BRKR) today reported financial results for its second quarter ended June 30, 2015.

Bruker’s revenues for the second quarter of 2015 were $396.0 million, a decline of 13.4 percent compared to the second quarter of 2014.  Excluding a 2.6 percent negative effect from divestitures, and an 11.5 percent negative effect from changes in foreign exchange rates, Bruker reported year-over-year organic revenue growth of 0.7 percent in the second quarter of 2015.

Second quarter 2015 GAAP earnings per diluted share (EPS) were $0.13, compared to GAAP EPS of $0.10 in the second quarter of 2014.  Bruker reported second quarter 2015 non-GAAP EPS of $0.19, compared to $0.21 in the second quarter of 2014.  A reconciliation of GAAP to non-GAAP financial measures is provided in the Company’s financial tables accompanying this press release.

For the first six months of 2015, Bruker’s revenues declined 14.9 percent to $749.5 million, compared to $881.1 million for the first six months of 2014.  Excluding a 2.6 percent net negative effect from acquisitions & divestitures, and a 11.3 percent negative effect from changes in foreign exchange rates, Bruker reported a year-over-year organic revenue decline of 1.0 percent for the first six months of 2015.

Bruker reported GAAP earnings per share of $0.17 in the first six months of 2015, compared to $0.15 in the first six months of 2014.  Non-GAAP EPS for the first six months of 2015 were $0.32, unchanged from the first six months of 2014.

“Our second quarter 2015 performance was driven by organic revenue growth in our CALID and NANO Groups, and revenue declines in our BIOSPIN Group and BEST segment,” said Frank Laukien, President & CEO of Bruker.  “These trends are similar to what we experienced in Q1 2015, as revenues for our BIOSPIN Group were affected by weak NMR orders in 2014.  In the first half of 2015, we expanded our non-GAAP operating margin by 90 basis points.  Overall, we continue to make good progress in improving our profitability, and we believe that we can meet our operating margin expansion goals for the full year 2015.

Dr. Laukien continued: “We faced a challenging year-over-year comparison due to high gross margin revenue recorded for a research magnet in Q2 of 2014, and a less profitable revenue mix in Q2 of 2015.   In the second quarter, we have received the necessary approvals to fully implement our BIOSPIN restructuring plan in the second half of this year, which is expected to contribute to further margin improvements by the second quarter of 2016.”

2015 Financial Outlook

Bruker’s 2015 financial outlook is unchanged.  The Company expects to generate organic revenue growth of approximately one percent, and expects to increase its non-GAAP operating margin by more than 100 basis points compared to 2014.  Non-GAAP EPS is expected to be flat in 2015, compared to 2014.

Quarterly Earnings Call

Bruker will host a conference call and webcast to discuss its financial results, business outlook, and related corporate and financial matters at 4:45 p.m. Eastern Standard Time today. To listen to the webcast, investors can go to http://ir.bruker.com and click on the “Events & Presentations” hyperlink.  A slide presentation that will be referenced during the webcast will be posted to the Company’s website shortly before the webcast begins.

Investors can also listen to the earnings webcast via telephone by dialing 1-877-270-2148 or +1-412-902-6510, and referencing “Bruker’s Second Quarter 2015 Earnings Conference Call”.  A telephone replay of the conference call will be available by dialing 1-877-344-7529 or +1-412-317-0088 and entering conference number: 10069253.  The replay will be available beginning one hour after the end of the conference through August 12, 2015.

About Bruker Corporation

For more than 50 years, Bruker has enabled scientists to make breakthrough discoveries and develop new applications that improve the quality of human life.  Bruker’s high-performance scientific research instruments and high-value analytical solutions enable scientists to explore life and materials at molecular, cellular and microscopic levels.

In close cooperation with our customers, Bruker is enabling innovation, productivity and customer success in life science molecular research, in applied and pharma applications, and in microscopy, nano-analysis and industrial applications, as well as in cell biology, preclinical imaging, clinical research, microbiology and molecular diagnostics.  For more information, please visit:  http://www.bruker.com.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures used by Bruker Corporation in this press release are non-GAAP gross profit; non-GAAP gross profit margin; non-GAAP operating income; non-GAAP operating margin; non-GAAP interest and other income (expense) net; non-GAAP profit before tax; non-GAAP tax rate; non-GAAP net income; non-GAAP earnings per share; and free cash flow.  These non-GAAP measures exclude costs related to restructuring costs, acquisition and related integration expenses, amortization of acquired intangible assets and other costs that are non-recurring in nature. There are limitations in using non-GAAP financial measures as they are not prepared in accordance with U.S. generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.

We believe that the non-GAAP financial measures provide useful and supplementary information to investors regarding our quarterly and annual performance.  It is our belief that these non-GAAP financial measures are particularly important as Bruker implements restructuring initiatives to expand operating margins.  The financial impact of these activities, particularly restructuring activities, can be large and may adversely affect the comparability of our results from period-to-period.  We define free cash flow as net cash provided by operating activities less additions to property, plant, and equipment.  We believe free cash flow is a useful measure to evaluate our business as it indicates the amount of cash generated after additions to property, plant, and equipment that is available for, among other things, strategic acquisitions, investments in our business, and repayment of debt.

We regularly use non-GAAP financial measures internally to understand, manage, and evaluate our business results and make operating decisions.  We also measure our employees and compensate them, in part, based on such non-GAAP measures.  For the same reasons, we also use this information for our forecasting activities.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial measures.  They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results.  Investors are encouraged to review the reconciliation of the financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Forward Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, risks and uncertainties relating to adverse changes in conditions in the global economy and volatility in the capital markets, the integration of businesses we have acquired or may acquire in the future, our ability to successfully implement our restructuring initiatives, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, realization of anticipated benefits from economic stimulus programs, intellectual property rights, litigation, exposure to foreign currency fluctuations and other risk factors discussed from time to time in our filings with the Securities and Exchange Commission. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2014 and subsequently filed Quarterly Reports on Form 10-Q. We expressly disclaim any intent or obligation to update these forward-looking statements other than as required by law.

-tables follow-

Contacts:

Joshua Young

Vice President, Investor Relations

Bruker Corporation

T: +1 (978) 667 — 9580, ext. 1479

joshua.young@Bruker.com

Bruker Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share amounts)	2015	2014	2015	2014

Revenues	$396.0	$457.4	$749.5	$881.1
Cost of revenues	226.6	256.9	419.9	500.9

Gross profit	169.4	200.5	329.6	380.2

Operating expenses:
Selling, general and administrative	98.5	115.0	193.1	224.5
Research and development	37.5	44.5	74.7	90.5
Other charges, net	1.8	5.6	15.0	9.2
Total operating expenses	137.8	165.1	282.8	324.2

Operating income	31.6	35.4	46.8	56.0

Interest and other income (expense), net	(6.2)	(2.3)	(9.7)	(7.2)

Income before income taxes and noncontrolling interest in consolidated subsidiaries	25.4	33.1	37.1	48.8
Income tax provision	2.3	16.3	7.1	22.0

Consolidated net income	23.1	16.8	30.0	26.8
Net income attributable to noncontrolling interests in consolidated subsidiaries	1.2	0.4	1.6	1.7
Net income attributable to Bruker Corporation	$21.9	$16.4	$28.4	$25.1

Net income per common share attributable to Bruker Corporation shareholders:
Basic	$0.13	$0.10	$0.17	$0.15
Diluted	$0.13	$0.10	$0.17	$0.15

Weighted average common shares outstanding:
Basic	168.3	167.6	168.3	167.5
Diluted	169.7	169.5	169.7	169.4

Bruker Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30,	December 31,
(in millions)	2015	2014

ASSETS

Current assets:
Cash and cash equivalents	$320.8	$319.5
Short-term investments	172.8	178.0
Accounts receivable, net	240.3	293.2
Inventories	486.3	477.4
Other current assets	134.3	98.2
Total current assets	1,354.5	1,366.3

Property, plant and equipment, net	233.1	249.9
Intangibles, net and other long-term assets	232.8	248.6

Total assets	$1,820.4	$1,864.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$123.2	$0.8
Accounts payable	84.4	76.0
Customer advances	174.3	189.5
Other current liabilities	270.1	316.4
Total current liabilities	652.0	582.7

Long-term debt	241.4	354.2
Other long-term liabilities	159.5	156.2

Total shareholders’ equity	767.5	771.7

Total liabilities and shareholders’ equity	$1,820.4	$1,864.8

FOR FURTHER INFORMATION:	Joshua Young, Vice President of Investor Relations
Tel: +1 (978) 663-3660, ext. 1479
Email: Joshua.Young@bruker.com

Bruker Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2015	2014	2015	2014
Cash flows from operating activities:
Consolidated net income	$23.1	$16.8	$30.0	$26.8
Adjustments to reconcile consolidated net income to cash flows from operating activities:
Depreciation and amortization	13.2	14.8	26.7	30.0
Write-down of demonstration inventories to net realizable value	4.9	7.6	9.9	15.2
Stock-based compensation expense	1.4	3.0	3.6	5.0
Deferred income taxes	3.1	—	(0.6)	0.3
Loss (gain) on disposal of product line	0.2	—	0.2	(0.3)
Other non-cash expenses, net	(6.4)	0.5	0.9	1.5
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	(8.9)	16.1	42.6	28.9
Inventories	(2.3)	(0.4)	(38.9)	(38.4)
Accounts payable and accrued expenses	(0.5)	(13.0)	(7.3)	8.9
Income taxes payable, net	(9.8)	(1.2)	(16.7)	(7.2)
Deferred revenue	2.0	(3.1)	(1.1)	1.9
Customer advances	(16.3)	(27.2)	(7.4)	(34.8)
Other changes in operating assets and liabilities, net	(5.2)	(0.9)	(16.4)	(6.3)

Net cash (used in) provided by operating activities	(1.5)	13.0	25.5	31.5

Cash flows from investing activities:
Purchases of short-term investments	(27.6)	(67.8)	(49.1)	(67.8)
Maturity of short-term investments	18.8	—	40.3	—
Proceeds from disposal of product line	—	—	—	0.7
Purchases of property, plant and equipment	(7.7)	(7.6)	(13.4)	(16.8)
Proceeds from sales of property, plant and equipment	0.7	0.5	0.7	1.1
Net cash used in investing activities	(15.8)	(74.9)	(21.5)	(82.8)

Cash flows from financing activities:
Proceeds from revoling lines of credit	10.0	—	10.0	—
Repayment of other debt, net	(0.1)	(0.3)	(0.2)	(0.5)
Proceeds from issuance of common stock, net	2.9	1.8	6.2	4.8
Repurchase of common stock	(17.2)		(17.2)
Payment of contingent consideration	(0.9)	—	(3.0)	—
Changes in restricted cash	0.6	0.3	1.4	—
Cash payments to noncontrolling interest	(0.5)	(1.1)	(0.5)	(1.1)
Excess tax benefit related to stock option awards	—	—	2.2	—
Net cash (used in) provided by financing activities	(5.2)	0.7	(1.1)	3.2
Effect of exchange rate changes on cash and cash equivalents	8.8	(3.0)	(1.6)	(0.8)
Net change in cash and cash equivalents	(13.7)	(64.2)	1.3	(48.9)
Cash and cash equivalents at beginning of period	334.5	454.0	319.5	438.7
Cash and cash equivalents at end of period	$320.8	$389.8	$320.8	$389.8

Bruker Corporation

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES* (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2015	2014	2015	2014
Reconciliation of Non-GAAP Operating Income, Non-GAAP Profit Before Tax, Non-GAAP Net Income, and Non-GAAP EPS

GAAP Operating Income	$31.6	$35.4	$46.8	$56.0
Non-GAAP Adjustments:
Restructuring Costs	5.2	10.7	8.5	13.1
Acquisition-Related Costs	(2.8)	0.5	(2.6)	1.6
Purchased Intangible Amortization	5.2	4.8	10.4	10.0
Other Costs	3.7	1.3	15.6	4.1
Total Non-GAAP Adjustments:	$11.3	$17.3	$31.9	$28.8

Non-GAAP Operating Income	$42.9	$52.7	$78.7	$84.8
Non-GAAP Operating Margin	10.8%	11.5%	10.5%	9.6%

Non-GAAP Interest & Other Income (Expense), net	(6.0)	(2.3)	(9.5)	(7.5)
Non-GAAP Profit Before Tax	36.9	50.4	69.2	77.3

Non-GAAP Income Tax Provision	(3.8)	(15.1)	(12.6)	(22.0)
Non-GAAP Tax Rate	10.3%	30.0%	18.2%	28.5%

Minority Interest	(1.2)	(0.4)	(1.6)	(1.7)

Non-GAAP Net Income Attributable to Bruker	31.9	34.9	55.0	53.6

Weighted Average Shares Outstanding (Diluted)	169.7	169.5	169.7	169.4

Non-GAAP Earnings Per Share	$0.19	$0.21	$0.32	$0.32

Reconciliation of GAAP and Non-GAAP Gross Profit
GAAP Gross Profit	$169.4	$200.5	$329.6	$380.2
Non-GAAP Adjustments:
Restructuring Costs	4.2	6.7	6.2	8.9
Acquisition-Related Costs	0.1	0.2	0.3	0.7
Purchased Intangible Amortization	4.7	4.4	9.4	9.2
Total Non-GAAP Adjustments:	9.0	11.3	15.9	18.8
Non-GAAP Gross Profit	$178.4	$211.8	$345.5	$399.0
Non-GAAP Gross Margin	45.1%	46.3%	46.1%	45.3%

Reconciliation of GAAP and Non-GAAP Interest & Other Income (Expense), net
GAAP Interest & Other Income (Expense), net	$(6.2)	$(2.3)	$(9.7)	$(7.2)
Non-GAAP Adjustments:
Sale of Product Line	0.2	—	0.2	(0.3)
Non-GAAP Interest & Other Income (Expense), net	$(6.0)	$(2.3)	$(9.5)	$(7.5)

*  Please refer to our press release for a full explanation for the use of non-GAAP measures.